Promissory Note

       FOR VALUE RECEIVED, the undersigned Borrowers unconditionally promise to pay to the order of Primedica Healthcare, Inc. ("Primedica"), its successors and assigns, without setoff, at 4651 Sheridan Street, Hollywood Florida 33021, or at any other place as may be designated by Primedica, the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

1. Fixed Rate. The Rate shall be fixed at seven and one-half percent (7.5%) per annum. Notwithstanding any provision of this Note, Primedica does not intend to charge and Borrowers shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of Florida; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrowers or credited against principal, at the option of Primedica.

2. Accrual Method. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3. Payment Schedule. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder, then to interest due and payable, with the balance applied to principal, or in such other order as Primedica shall determine at its option.

4. Fixed Principal and Interest. Principal and interest shall be paid in consecutive installments in the amounts and on the dates shown on Exhibit A to this promissory note, payable monthly commencing on May 2, 1998, and continuing on the same day thereafter, with a final payment of all unpaid principal and interest due thereon on April 2, 2003. If, on any payment date, accrued interest exceeds the installment amount set forth above, Borrowers will also pay such excess as and when billed.

       In the event that any of Borrowers or their successors or asigns completes a public debt or equity financing prior to April 2, 2003, Borrowers would be obligated to prepay a portion of the note with the proceeds of the financing. The amount of the prepayment would be equal to the present value of the Note Reduction (defined below), discounted from April 2, 2003 to the date of the prepayment, based on monthly compounding at an interest rate equal to the incremental borrowing rate for bank financing by Borrowers at the time of the prepayment. The Note Reduction amount would be equal to (i) 5% of the net proceeds of the financing, divided by (ii) the outstanding principal balance of this Note at the time the prepayment is due, times (iii) $3,050,681.00 (the principal portion of the final payment due on April 2, 2003).

       The prepayment amount that would satisfy the entire note would be equal to the present value of $3,050,681.00, discounted from April 2, 2003 to the date of the prepayment, based on monthly compounding at an interest rate equal to the incremental borrowing rate for bank financing by Borrowers at the time of the prepayment. Future payments of principal and interest after a prepayment due to Borrowers financing shall be reduced by the product of the (i) Note Reduction Amount divided by 3,050,681.00; multiplied by (ii) the then existing payment amount.

5. Waivers, Consents and Covenants. Borrowers, any indorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrowers to Primedica (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Primedica of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Primedica, or any indulgence shown by Primedica (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Primedica shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Primedica of, or otherwise affect, any of Primedica's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Primedica's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's and paralegal's fees,


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including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, Bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

6. Indemnification. Obligors agree to promptly pay, indemnify and hold Primedica harmless from all State and Federal taxes of any kind and other liabilities with respect to or resulting from the execution and/or delivery of this Note or any advances made pursuant to this Note.

7. Prepayments. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Primedica shall determine in its sole discretion.

8. Delinquency Charge. To the extent permitted by law, a delinquency charge may be imposed in an amount not to exceed four percent (4%) of any payment that is more than fifteen days late.

9. Events of Default. The following are events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of any Obligor to Primedica, or to any affiliate or subsidiary of Primedica, whether under this Note or any Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure to pay or perform any other obligation, liability or indebtedness of any Obligor to any other party; (d) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (e) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under Bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (g) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Primedica shall request from time to time; (h) the entry of a judgment against any Obligor which Primedica deems to be of a material nature, in Primedica's sole discretion; (i) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; (j) the determination by Primedica that it is insecure for any reason; (k) the determination by Primedica that a material adverse change has occurred in the financial condition of any Obligor; or (l) the failure of Borrowers' business to comply with any law or regulation controlling its operation.

10. Remedies upon Default. Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Primedica (however acquired or evidenced) shall, at the option of Primedica, become immediately due and payable and any obligation of Primedica to permit further borrowing under this Note shall immediately cease and terminate, and/or
(b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Primedica's discretion up to the maximum rate allowed by law, or if none, 18% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Primedica's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Additionally, Primedica shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity. Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Florida Statutes.

11. Non-waiver. The failure at any time of Primedica to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Primedica shall be cumulative and may be pursued singly, successively or together, at the option of Primedica. The acceptance by Primedica of any partial payment shall not constitute a waiver of any default or of any of Primedica's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Primedica unless the same shall be in writing, duly signed on behalf of Primedica; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Primedica or the obligations of Obligors to Primedica in any other respect at any other time.

12. Applicable Law, Venue and Jurisdiction. This Note and the rights and obligations of Borrowers and Primedica shall be governed by and interpreted in accordance with the law of the State of Florida. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Florida or the United States located within the State of Florida and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Primedica from bringing any action or exercising



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any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The interest rate charged on this Note is authorized by Chapter 655, Florida Statutes and
Section 687.12, Florida Statutes.

13. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

14. Binding Effect. This Note shall be binding upon and inure to the benefit of Borrowers, Obligors and Primedica and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrowers or Obligors hereunder can be assigned without prior written consent of Primedica.

15. Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

16. WAIVER OF JURY TRIAL. PRIMEDICA AND BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. BORROWERS ACKNOWLEDGE THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO PRIMEDICA IN EXTENDING CREDIT TO THE BORROWERS, THAT PRIMEDICA WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWERS HAVE BEEN REPRESENTED BY AN ATTORNEY OR HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTAND THE LEGAL EFFECT OF THIS WAIVER.

BORROWERS ACKNOWLEDGE HAVING READ AND UNDERSTOOD, AND AGREE TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE AND HEREBY EXECUTE THIS NOTE UNDER SEAL AS OF THE DATE HERE ABOVE WRITTEN.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTION DATE: April ____, 1998

BORROWERS:

(Seal)

METCARE VII, INC.




By:  /s/ Noel J. Guillama
      --------------------------------------
         Noel J. Guillama, President



METROPOLITAN HEALTH NETOWRKS, INC.




By:  /s/ Noel J. Guillama
     ---------------------------------------
     Print Name: Noel J. Guillama
     Print Title: President



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